EXHIBIT 99.1

Team, Inc. Reports FY2014 Results

SUGAR LAND, Texas, Aug. 5, 2014 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced financial results for the fiscal year ending May 31, 2014. Team reported earnings, adjusted for non-routine items, of $31.5 million ($1.48 per diluted share), versus adjusted net income of $32.8 million ($1.55 per diluted share) for the prior year. Revenues for the year ended May 31, 2014, were $750 million, a 5% increase compared to revenues of $714 million for the prior year. Fourth quarter revenues and adjusted earnings were $211 million and $13.3 million ($0.63 per diluted share), respectively, compared to $201 million and $11.5 million ($0.54 per share) in last year's fourth quarter. (Adjusted earnings exclude the impact of the Venezuelan currency revaluation discussed below as well as certain other non-routine items specified in the accompanying tables).

Operating results for the fourth quarter were consistent with the Company's pre-announcement in June 2014, except that adjusted earnings per share were slightly higher than pre-announcement results due to a lower effective tax rate for the quarter and for the full fiscal year.

"While fiscal year 2014 was negatively impacted by very difficult weather conditions in the third quarter and project delays throughout the year, especially related to many of Quest's more complex international projects, we are well positioned to take advantage of what we believe will be robust market opportunities in fiscal 2015 and beyond," said Philip J. Hawk, Team's Chairman and CEO.

Fourth Quarter Highlights

  Earnings:
    Adjusted earnings improved by $0.09 per share, or 16%, over prior year's fourth quarter.
    Adjusted EBIT improved 7% to $20.4 million in the quarter (9.7% of revenues).
    Adjusted EBITDA improved 7% to $27 million in the quarter (12.7% of revenues).
    Impacted by an additional non-routine currency exchange loss of $2.1 million associated with Venezuelan business.
  Revenues:
    IHT Business Group grew 9%, led by inspection services revenue growth of 18% in the quarter.
    Mechanical Services Group was flat overall, but on-stream services grew 8% in the quarter.
    Quest Integrity grew only 5% in the quarter as a result of project deferrals, but grew 15% for the year.
    In total, U.S. revenues grew 11% in the quarter.
  Margins:
    50 basis point improvement in gross margin (31.4% compared to 30.9%) in the quarter.
    Margin improvement primarily due to improved performance by the Mechanical Services Group (12% operating margin percentage compared to 11% in prior year quarter).

Venezuelan Revaluation

In June 2014, Team announced that it incurred an additional $2.1 million currency exchange loss in the fourth quarter associated with a further revaluation of its Venezuelan business due to foreign currency exchange rate devaluations. For the fiscal year, non-routine currency exchange losses associated with Venezuelan revaluations totaled $4 million on a pre-tax basis.

GAAP Earnings

Team's net income available to shareholders reported in accordance with generally accepted accounting principles (including non-routine items) was $29.9 million ($1.40 per diluted share) for fiscal year 2014 as compared to $32.4 million ($1.53 per diluted share) in the prior year. Certain non-routine items have been excluded when arriving at adjusted earnings. A reconciliation of net income, reported in accordance with generally accepted accounting principles, to adjusted net income is contained in the tables below.

FY2015 Earnings Expectations

As disclosed in the June 2014 pre-announcement, the Company has adopted a budget for fiscal year 2015 of $842 million in revenue with planned earnings of $2.00 per share. "We acknowledge that our recent track record in issuing earnings guidance has not been as good as we would like," said Ted W. Owen, Team's President and Chief Financial Officer. "Consequently, we are suspending the issuance of formal guidance until we can demonstrate that we can forecast our results better. Until then, we will report our internal expectations, and discuss our degree of confidence in meeting those internal expectations," said Mr. Owen.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, August 6, 2014 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 800-295-4740 and use conference code 36036155 when prompted.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved.  We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$ 211,487	$ 201,196	$ 749,527	$ 714,311
Operating expenses	145,079	139,122	527,611	501,346
Gross margin	66,408	62,074	221,916	212,965

Selling, general and administrative expenses	45,973	43,075	171,455	158,355
Earnings from unconsolidated affiliates	--	130	822	992
Gain from revaluation of contingent consideration	--	--	2,138	--
Operating income	20,435	19,129	53,421	55,602

Foreign currency loss	1,787	26	4,185	943
Interest expense, net	772	715	2,851	2,734
Earnings before income taxes	17,876	18,388	46,385	51,925

Provision for income taxes	5,830	6,802	16,236	19,211
Net income	12,046	11,586	30,149	32,714

Less: Income attributable to non-controlling interest	116	112	294	278
Net income available to common shareholders	$ 11,930	$ 11,474	$ 29,855	$ 32,436

Earnings per common share:
Basic	$ 0.58	$ 0.56	$ 1.46	$ 1.61
Diluted	$ 0.56	$ 0.54	$ 1.40	$ 1.53

Weighted average number of shares outstanding:
Basic	20,462	20,498	20,439	20,203
Diluted	21,265	21,384	21,285	21,166

TEAM, INC. AND SUBSIDIARIES
ADDITIONAL FINANCIAL INFORMATION
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted Net income:
Net income available to common shareholders	$ 11,930	$ 11,474	$ 29,855	$ 32,436
Non-routine Venezuela currency devaluation	2,104	--	3,962	597
Non-routine revaluation contingent consideration	--	--	(2,138)	--
Non-routine severance costs	--	--	742	--
Tax impact of adjustments	(725)	--	(898)	(221)
Adjusted Net income	$ 13,309	$ 11,474	$ 31,523	$ 32,812

Adjusted Net income per common share:
Basic	$ 0.65	$ 0.56	$ 1.54	$ 1.62
Diluted	$ 0.63	$ 0.54	$ 1.48	$ 1.55

Adjusted EBITDA:
Operating income ("EBIT")	$ 20,435	$ 19,129	$ 53,421	$ 55,602
Non-routine revaluation contingent consideration	--	--	(2,138)	--
Non-routine severance costs	--	--	742	--
Adjusted EBIT	20,435	19,129	52,025	55,602
Depreciation and amortization	5,492	5,210	21,468	19,664
Non-cash share-based compensation costs	1,034	909	4,239	3,931
Adjusted EBITDA	$ 26,961	$ 25,248	$ 77,732	$ 79,197

Segment Data:
Revenues:
IHT	$ 117,850	$ 108,146	$ 408,259	$ 380,518
MS	75,126	75,349	275,322	276,360
Quest	18,511	17,701	65,946	57,433
	$ 211,487	$ 201,196	$ 749,527	$ 714,311

Adjusted EBIT:
IHT	$ 16,121	$ 14,896	$ 45,649	$ 45,307
MS	9,057	8,179	26,177	29,228
Quest	3,274	3,456	9,260	9,400
Corporate and shared support	(8,017)	(7,402)	(29,061)	(28,333)
	$ 20,435	$ 19,129	$ 52,025	$ 55,602

Adjusted EBITDA:
IHT	$ 18,127	$ 16,865	$ 53,602	$ 52,980
MS	10,874	10,021	33,385	36,235
Quest	4,716	4,681	14,735	13,817
Corporate and shared support	(6,756)	(6,319)	(23,990)	(23,835)
	$ 26,961	$ 25,248	$ 77,732	$ 79,197

Revenues by Service Type:
Inspection and assessment	$ 109,463	$ 94,470	$ 384,284	$ 338,343
Turnaround	61,429	69,042	205,783	231,916
On-stream services	40,595	37,684	159,460	144,052
	$ 211,487	$ 201,196	$ 749,527	$ 714,311

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
May 31, 2014 AND MAY 31, 2013
(in thousands)

	May 31,	May 31,
	2014	2013

Current assets	$ 248,814	$ 246,918

Property, plant and equipment, net	89,961	74,939

Other non-current assets	146,166	138,346

Total assets	$ 484,941	$ 460,203

Current liabilities	$ 75,143	$ 72,804

Long term debt net of current maturities	73,721	72,946

Other non-current liabilities	19,032	22,263

Stockholders' equity	317,045	292,190

Total liabilities and stockholders' equity	$ 484,941	$ 460,203

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
May 31, 2014 AND MAY 31, 2013
(in thousands)

	Twelve Months Ended
	May 31,
	2014	2013

Net income	$ 30,149	$ 32,714

Depreciation, amortization and non-cash share based compensation expense	25,707	23,595

Gain on contingent consideration revaluation	(2,138)	--

Foreign currency loss	4,185	943

Working capital changes	(3,481)	(3,121)

Other items affecting operating cash flow	(1,561)	4,512

Net cash provided by operating activities	$ 52,861	$ 58,643

Capital expenditures	(33,016)	(26,068)

Cash used for business acquisitions, net	(10,175)	(18,589)

Other items affecting investing cash flow	2,582	1,758

Net cash used in investing activities	($40,609)	($42,899)

Borrowings of debt, net	--	(13,600)

Deferred consideration payments	(1,000)	--

Purchases of treasury stock	(13,334)	--

Cash associated with share-based payment arrangements, net	4,691	9,737

Net cash provided by financing activities	($9,643)	($3,863)

Effect of exchange rate changes	(2,154)	(157)
		.
Change in cash and cash equivalents	$ 455	$ 11,724
CONTACT: Ted W. Owen
         (281) 331-6154